Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Contacts:

For I-many:	For Ramius Capital Group:

Kevin Harris Chief Financial Officer, I-many, Inc. 732.452.1515 kharris@imany.com	Joele Frank Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

I-many and Ramius Capital Group Reach Agreement

Four New Independent Directors Elected,

Annual Shareholder Meeting Set For October 7, 2005

EDISON, N.J. and NEW YORK, N.Y., June 30, 2005 — I-many, Inc. (NASDAQ:IMNY), a provider of advanced Enterprise Contract Management (ECM) solutions for managing corporate commitments, and certain entities managed by Ramius Capital Group, LLC (“Ramius”) announced today that they have entered into an agreement under which the company’s board of directors elected four new independent directors, expanding the board from four to eight directors, effective immediately.

Also as part of the agreement, I-many announced that its 2005 annual meeting of shareholders will be held in Edison, New Jersey, on Friday, October 7, 2005. The board of directors will consist of seven members after the 2005 annual meeting. Nominees for election to the board at the annual meeting will include the four new directors and three of the four continuing directors. The record date for determining shareholders eligible to participate in the annual meeting will be August 22, 2005.

The board also separated the role of chief executive officer from the board chairmanship, and elected Murray Low, a current director, to serve as Interim Chairman. As the company’s CEO, A. Leigh Powell will continue his membership on the board of directors.

The new directors were recommended by Ramius, one of I-many’s largest shareholders. Each new director is independent of I-many, and three of the four have no affiliation with Ramius. They will serve until I-many’s 2005 annual meeting of shareholders and will then be nominated for election by shareholders to full-year terms. The new directors are: Yorgen H. Edholm, Steven L. Fingerhood, Mark R. Mitchell and John Rade.

“I am pleased that men of such distinction and accomplishment have agreed to join I-many’s leadership,” commented Murray Low, I-many’s Interim Chairman. “They bring tremendous experience and wisdom to the board, along with new perspectives and a fresh eye for opportunities. The inclusion on the board of representatives from two of our largest shareholders should also improve communication and accountability between the board and the company’s ownership base. The company can only benefit from these changes.”

Through a spokesperson, Ramius noted that it is pleased that it was able to work cooperatively to meet its stated goal of reconstituting the I-many board with a majority of new independent directors. “I-many is well-positioned in the marketplace and these new directors will greatly assist the company as it capitalizes on its substantial business opportunities,” the spokesman said. “Ramius looks forward to the new board beginning to work immediately for the benefit of all I-many shareholders.”

New I-many Directors

•	Yorgen H. Edholm is the President and CEO of Accellion, Inc. a privately-held developer of Secure File Transfer solutions headquartered in Palo Alto, California with worldwide offices. He has more than 24 years of enterprise software expertise. Prior to joining Accellion, Mr. Edholm was President and CEO of DecisionPoint Applications, an Analytical Applications company. Before DecisionPoint, Mr. Edholm co-founded Brio Software and during 12 years as its CEO, took the company public and grew it to $150 million in revenues with over 700 employees and a customer base of over 5,000 organizations. Mr. Edholm earned an MBA from the Stockholm School of Economics and a Masters in Engineering Physics from the Royal Institute of Technology in Stockholm.

•	Steven L. Fingerhood is a co-founder and manager of ZF Partners, LP, a private investment partnership that invests in technology and technology-enabled service companies, including I-many. Before co-founding ZF Partners, he founded Zero Gravity Technologies Corp., which developed document security solutions, and served as its Chairman and CEO until its sale to InterTrust Technologies Corporation, where he served as Senior Vice President. Prior to that, he founded and led Direct Language Communications, Inc., a leading provider of localization services to the technology industry. Mr. Fingerhood holds an AB in Economics from Harvard College and a JD from Harvard Law School.

•	Mark R. Mitchell is a Managing Director of Ramius Capital Group, LLC, a private investment management firm. He has over 21 years of investment management experience and currently heads Ramius’ Merger Arbitrage business and co-heads Ramius’ Opportunistic Value Investing business. Mr. Mitchell holds a BS in Economics from the University of Pennsylvania, Wharton School of Business and an MBA from New York University, Stern School of Business.

•	John Rade was the President and CEO of AXS-One, Inc., formerly Computron Software, Inc., a publicly-traded software company, from 1997 until his retirement in 2004. Before joining Computron, he managed the pharmaceutical industry practice for American Management Systems, Inc., a management consulting and information technology company. He is a founder of S-Cubed, Inc., a developer and marketer of advanced software development tools. Mr. Rade’s career in software and information technology includes international management postings, spans several decades and includes leadership roles in other software development companies, management consulting and industrial automation. Mr. Rade holds a BS in Physics from John Carroll University.

About Ramius Capital Group

Ramius Capital manages approximately $7.5 billion of assets. Through its predecessor companies and affiliates, the firm has provided discretionary investment management services since 1994 to U.S. and international institutions and private investors. The firm’s Managing Members have significant experience derived from prior positions at the most senior levels in global finance, capital markets, and asset management.

About I-many

I-many (NASDAQ:IMNY) delivers the most advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment – from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions.

For more information, please visit www.imany.com.

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